UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

October 18, 2016
Date of Report (Date of Earliest Event Reported)

HEWLETT PACKARD ENTERPRISE COMPANY
(Exact name of registrant as specified in its charter)

DELAWARE	001-37483	47-3298624
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 HANOVER STREET, PALO ALTO, CA		94304
(Address of principal executive offices)		(Zip code)

(650) 687-5817
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On October 18, 2016, Hewlett Packard Enterprise Company (“Hewlett Packard Enterprise” or "HPE") issued a press release entitled “HPE Announces Fiscal Year 2017 Outlook” regarding its 2016 Securities Analyst Meeting, during which Hewlett Packard Enterprise provided a strategy update and financial outlook for its 2017 fiscal year. The slides presented at the 2016 Securities Analyst Meeting will be available for a period of one year thereafter at hpe.com/investor/sam2016 .

The information in the press release attached as Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended.

Item 8.01	Other Events

HPE is also announcing an update to the registered exchange of its senior notes. In connection with the issuance of its senior unsecured notes (the “Senior Notes”) in October 2015, HPE entered into a registration rights agreement (the “Registration Rights Agreement”) with the representatives of the initial purchasers of the Senior Notes. Due to the previously announced spin-offs and mergers of the Enterprise Services and Software businesses, HPE has not completed an offer for the exchange of registered notes for the Senior Notes or filed a shelf registration statement relating to the resales of the Senior Notes by October 9, 2016, as required by the Registration Rights Agreement. As a result, additional interest (“Additional Interest”) is accruing on the Senior Notes at a rate of 0.25% per annum (increasing by an additional 0.25% per annum every 90-day period to a maximum of 1.00% per annum additional interest until the registration is complete). HPE currently anticipates launching and completing an offer for the exchange of the Senior Notes for registered notes near the end of calendar year 2016. Upon completion of such exchange offer, the Additional Interest will cease accruing on any outstanding Senior Notes.

HPE is also announcing an update to the payment date of its 2016 fiscal year fourth quarter dividend.  The dividend will be paid on October 31, 2016, rather than November 2, 2016, as previously announced.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

Exhibit 99.1	Press release, dated October 18, 2016, entitled “HPE Announces Fiscal Year 2017 Outlook” (furnished herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEWLETT PACKARD ENTERPRISE COMPANY

DATE: October 18, 2016	By:	/s/ RISHI VARMA
	Name:	Rishi Varma
	Title:	Senior Vice President, Deputy General Counsel and Assistant Secretary